Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports First Quarter 2022 Financial Results

•	First Quarter 2022 Revenues of $723.6 Million, Up 5% Compared to $686.3 Million in Prior Year Quarter

•	First Quarter 2022 EPS of $1.66, Down 10% Compared to $1.84 in Prior Year Quarter; First Quarter 2022 Adjusted EPS of $1.66, Down 12% Compared to $1.89 in Prior Year Quarter

Washington, D.C., April 28, 2022 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended March 31, 2022.

First quarter 2022 revenues of $723.6 million increased $37.3 million, or 5.4%, compared to revenues of $686.3 million in the prior year quarter. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $46.3 million, or 6.7%, compared to the prior year quarter. Acquisition-related revenues contributed $6.0 million of the increase in revenues compared to the prior year quarter. Excluding the estimated negative impact of FX and acquisition-related revenues, revenues increased $40.3 million, or 5.9%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand in the Corporate Finance & Restructuring and Strategic Communications segments. Net income of $59.3 million compared to $64.5 million in the prior year quarter. Net income declined compared to the prior year quarter, as the increase in revenues was more than offset by higher selling, general and administrative (“SG&A”) and compensation expenses, which included the impact of an 8.4% increase in billable headcount. Adjusted EBITDA of $90.5 million, or 12.5% of revenues, compared to $99.5 million, or 14.5% of revenues, in the prior year quarter.

First quarter 2022 earnings per diluted share (“EPS”) of $1.66 compared to $1.84 in the prior year quarter. First quarter 2021 EPS included $2.3 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023, which decreased EPS by $0.05. First quarter 2022 Adjusted EPS of $1.66 compared to Adjusted EPS of $1.89 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our results this quarter demonstrate the power of our focus to invest behind and support great professionals and great positions to enhance our ability to serve our clients navigating their most significant opportunities and challenges.”

Cash Position and Capital Allocation

Net cash used in operating activities of $203.8 million for the quarter ended March 31, 2022 compared to $166.6 million for the quarter ended March 31, 2021. The year-over-year increase in net cash used in operating activities was largely due to higher annual bonus payments, an increase in salaries related to headcount growth and higher operating expenses, which was partially offset by an increase in cash collected resulting from higher revenues.

Cash and cash equivalents of $271.1 million at March 31, 2022 compared to $233.4 million at March 31, 2021 and $494.5 million at December 31, 2021. Total debt, net of cash, of $60.1 million at March 31, 2022 compared to $252.8 million at March 31, 2021 and ($178.2) million at December 31, 2021. The sequential increase in total debt, net of cash, was primarily due to an increase in cash used in operating activities, which included annual bonus payments.

During the quarter, the Company repurchased 21,611 shares of its common stock at an average price per share of $143.36 for a total cost of $3.1 million. As of March 31, 2022, approximately $164.0 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

First Quarter 2022 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $27.1 million, or 12.0%, to $253.3 million in the quarter compared to $226.2 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $29.8 million, or 13.2%, compared to the prior year quarter. Acquisition-related revenues contributed $2.2 million in the quarter. Excluding the estimated negative impact from FX and acquisition-related revenues, revenues increased $27.6 million, or 12.2%. The increase in revenues was primarily due to higher demand for business transformation and transactions services, which was partially offset by lower demand for restructuring services, compared to the prior year quarter. Adjusted Segment EBITDA of $53.5 million, or 21.1% of segment revenues, compared to $37.4 million, or 16.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in SG&A expenses and higher compensation, which includes the impact of a 4.3% increase in billable headcount, compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $3.1 million, or 2.0%, to $153.9 million in the quarter compared to $150.8 million in the prior year quarter. Acquisition-related revenues contributed $3.7 million in the quarter. Excluding acquisition-related revenues, revenues decreased $0.7 million, or 0.4% in the quarter. The decrease in revenues was primarily due to lower demand for data & analytics and disputes services, which was partially offset by higher realized bill rates and demand for investigations services, compared to the prior year quarter. Adjusted Segment EBITDA of $17.3 million, or 11.2% of segment revenues, compared to $29.4 million, or 19.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 10.7% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment decreased $3.3 million, or 1.9%, to $166.0 million in the quarter, compared to $169.3 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues decreased $0.3 million, or 0.1%, in the quarter. The decrease in revenues was primarily due to a decline in demand for M&A-related antitrust services, which was partially offset by an increase in demand for non-M&A-related antitrust services, compared to the prior year quarter. Adjusted Segment EBITDA of $21.2 million, or 12.8% of segment revenues, compared to $26.6 million, or 15.7% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues and higher SG&A expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $1.0 million, or 1.3%, to $80.5 million in the quarter compared to $79.5 million in the prior year quarter. The increase in revenues was primarily due to higher demand for information governance, privacy and security, cross-border investigations and litigation services, which was partially offset by a decline in M&A-related “second request” services compared to the prior year quarter. Adjusted Segment EBITDA of $13.4 million, or 16.6% of segment revenues, compared to $21.6 million, or 27.2% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to an increase in compensation, which includes the impact of a 17.3% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $9.4 million, or 15.6%, to $69.9 million in the quarter compared to $60.5 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $11.0 million, or 18.2%. The increase in revenues was primarily due to higher demand for corporate reputation services compared to the prior year quarter. Adjusted Segment EBITDA of $15.7 million, or 22.5% of segment revenues, compared to $10.4 million, or 17.2% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in SG&A and compensation expenses, which includes the impact of a 10.0% increase in billable headcount, compared to the prior year quarter.

First Quarter 2022 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2022 financial results at 9:00 a.m. Eastern Time on Thursday, April 28, 2022. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,900 employees located in 30 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.78 billion in revenues during fiscal year 2021. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$271,143	$494,485
Accounts receivable, net	823,932	754,120
Current portion of notes receivable	29,301	30,256
Prepaid expenses and other current assets	97,015	91,166

Total current assets	1,221,391	1,370,027
Property and equipment, net	141,236	142,163
Operating lease assets	206,673	215,995
Goodwill	1,243,972	1,232,791
Intangible assets, net	29,647	31,990
Notes receivable, net	53,072	53,539
Other assets	53,300	54,404

Total assets	$2,949,291	$3,100,909

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$173,356	$165,025
Accrued compensation	296,461	507,556
Billings in excess of services provided	40,113	45,535

Total current liabilities	509,930	718,116
Long-term debt, net	328,936	297,158
Noncurrent operating lease liabilities	225,386	236,026
Deferred income taxes	165,913	170,612
Other liabilities	97,108	95,676

Total liabilities	1,327,273	1,517,588

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding 34,471 (2022) and 34,333 (2021)	345	343
Additional paid-in capital	—	13,662
Retained earnings	1,756,704	1,698,156
Accumulated other comprehensive loss	(135,031)	(128,840)

Total stockholders’ equity	1,622,018	1,583,321

Total liabilities and stockholders’ equity	$2,949,291	$3,100,909

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021

	(Unaudited)
Revenues	$723,620	$686,277

Operating expenses
Direct cost of revenues	493,104	468,424
Selling, general and administrative expenses	148,971	126,546
Amortization of intangible assets	2,268	2,801

	644,343	597,771

Operating income	79,277	88,506

Other income (expense)
Interest income and other	(347)	1,034
Interest expense	(2,642)	(4,797)

	(2,989)	(3,763)

Income before income tax provision	76,288	84,743
Income tax provision	16,967	20,247

Net income	$59,321	$64,496

Earnings per common share — basic	$1.76	$1.93

Weighted average common shares outstanding — basic	33,619	33,483

Earnings per common share — diluted	$1.66	$1.84

Weighted average common shares outstanding — diluted	35,646	35,063

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(6,191)	$(5,242)

Total other comprehensive income (loss), net of tax	(6,191)	(5,242)

Comprehensive income	$53,130	$59,254

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021

	(Unaudited)
Net income	$59,321	$64,496
Add back:
Non-cash interest expense on convertible notes	—	2,348
Tax impact of non-cash interest expense on convertible notes	—	(611)

Adjusted Net Income	$59,321	$66,233

Earnings per common share — diluted	$1.66	$1.84
Add back:
Non-cash interest expense on convertible notes	—	0.07
Tax impact of non-cash interest expense on convertible notes	—	(0.02)

Adjusted earnings per common share — diluted	$1.66	$1.89

Weighted average number of common shares outstanding — diluted	35,646	35,063

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$59,321
Interest income and other							347
Interest expense							2,642
Income tax provision							16,967

Operating income	$50,053	$15,542	$19,943	$10,243	$14,834	$(31,338)	$79,277
Depreciation and amortization	1,666	1,467	1,252	3,120	679	723	8,907
Amortization of intangible assets	1,820	248	—	—	200	—	2,268

Adjusted EBITDA	$53,539	$17,257	$21,195	$13,363	$15,713	$(30,615)	$90,452

Three Months Ended March 31, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$64,496
Interest income and other							(1,034)
Interest expense							4,797
Income tax provision							20,247

Operating income	$34,299	$28,006	$25,232	$18,559	$9,120	$(26,710)	$88,506
Depreciation and amortization	1,253	1,252	1,347	3,039	539	731	8,161
Amortization of intangible assets	1,887	174	—	—	739	1	2,801

Adjusted EBITDA	$37,439	$29,432	$26,579	$21,598	$10,398	$(25,978)	$99,468

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount

	(in thousands)					(at period end)
Three Months Ended March 31, 2022 (Unaudited)
Corporate Finance & Restructuring	$253,329	$53,539	21.1%	63%	$450	1,757
Forensic and Litigation Consulting	153,896	17,257	11.2%	55%	$357	1,513
Economic Consulting	165,977	21,195	12.8%	72%	$484	950
Technology (1)	80,484	13,363	16.6%	N/M	N/M	496
Strategic Communications (1)	69,934	15,713	22.5%	N/M	N/M	856

	$723,620	$121,067	16.7%			5,572

Unallocated Corporate		(30,615)

Adjusted EBITDA		$90,452	12.5%

Three Months Ended March 31, 2021 (Unaudited)
Corporate Finance & Restructuring	$226,203	$37,439	16.6%	59%	$462	1,684
Forensic and Litigation Consulting	150,821	29,432	19.5%	60%	$357	1,367
Economic Consulting	169,273	26,579	15.7%	75%	$494	890
Technology (1)	79,459	21,598	27.2%	N/M	N/M	423
Strategic Communications (1)	60,521	10,398	17.2%	N/M	N/M	778

	$686,277	$125,446	18.3%			5,142

Unallocated Corporate		(25,978)

Adjusted EBITDA		$99,468	14.5%

N/M -	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net income	$59,321	$64,496
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,907	8,161
Amortization and impairment of intangible assets	2,268	2,801
Acquisition-related contingent consideration	(979)	1,289
Provision for expected credit losses	4,859	4,832
Share-based compensation	5,967	7,242
Amortization of debt discount and issuance costs and other	527	2,815
Deferred income taxes	2,379	3,612
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(66,471)	(93,396)
Notes receivable	1,345	1,899
Prepaid expenses and other assets	(3,829)	1,900
Accounts payable, accrued expenses and other	3,096	(7,803)
Income taxes	1,116	9,355
Accrued compensation	(216,560)	(172,042)
Billings in excess of services provided	(5,724)	(1,745)

Net cash used in operating activities	(203,778)	(166,584)

Investing activities
Payments for acquisition of businesses, net of cash received	(6,698)	—
Purchases of property and equipment and other	(12,607)	(7,976)

Net cash used in investing activities	(19,305)	(7,976)

Financing activities
Borrowings under revolving line of credit	155,000	197,500
Repayments under revolving line of credit	(140,000)	(27,500)
Purchase and retirement of common stock	(3,098)	(46,133)
Share-based compensation tax withholdings and other	(6,916)	(6,798)
Payments for business acquisition liabilities	(2,680)	(3,374)
Deposits and other	1,855	2,721

Net cash provided by financing activities	4,161	116,416

Effect of exchange rate changes on cash and cash equivalents	(4,420)	(3,388)

Net decrease in cash and cash equivalents	(223,342)	(61,532)
Cash and cash equivalents, beginning of period	494,485	294,953

Cash and cash equivalents, end of period	$271,143	$233,421

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(203,778)	$(166,584)
Purchases of property and equipment	(12,607)	(8,001)

Free Cash Flow	$(216,385)	$(174,585)